Exhibit 99.2

Tenet Announces Upsizing and Pricing of its $700 Million Private Offering of Senior Secured Notes
DALLAS – April 2, 2020 – Tenet Healthcare Corporation (NYSE: THC) today announced the pricing of the previously announced private placement offering and has agreed to issue and sell $700 million in aggregate principal amount of senior secured first lien notes due on April 1, 2025, which will bear interest at a rate of 7.500% per annum (the “notes”). The aggregate principal amount of notes to be issued in the offering was increased to $700 million from the previously announced $500 million. Completion of the notes offering is expected to occur on April 7, 2020, and is subject to, among other things, standard closing and market conditions.
Tenet intends to use the net proceeds from the sale of the notes, after payment of fees and expenses, to repay a portion of the $500 million aggregate principal amount of borrowings outstanding under its senior secured revolving credit facility or for general corporate purposes. Tenet is also seeking an amendment to its senior secured revolving credit facility, which will include increasing borrowing capacity under the facility to $2.0 billion (up from $1.5 billion).
The notes will be guaranteed by certain of Tenet’s subsidiaries and secured on a first lien priority basis by a pledge of the capital stock and other ownership interests of certain of Tenet’s subsidiaries. The notes will be effectively senior to Tenet’s existing and future indebtedness secured on a more junior basis, as well as unsecured indebtedness and other liabilities, to the extent of the value of the collateral securing such borrowings.
The notes to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes will be offered only to persons reasonably believed to be “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. A confidential offering memorandum for the notes will be made available to such eligible persons. The offering will be conducted in accordance with the terms and subject to the conditions set forth in such offering memorandum.
This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Cautionary Statement
This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company's expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause the Company's actual results to be materially different than those expressed in the Company's forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission.
About Tenet Healthcare
Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas, with 113,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 65 hospitals and approximately 500 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, urgent care and imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other customers. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve.
###

Investor Contact: Regina Nethery 469-893-2387 regina.nethery@tenethealth.com	Media Contact: Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com